Exhibit 23(j) under Form N-1A
Exhibit 23 under Item 601/Reg.S-K

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the references to our firm under the captions "Financial Highlight" in the FundManager Portfolios combined Class A and Class B Shares Prospectus and Independnet Auditors" in the FundManager Portfolios combined Class A and Cclass B Shares Statement of Additional Information in Post-Effective Amendment No. 16 to the Registration Statement (Form N-1A, No. 33-89754) of FundManager Portfolios.

     We also consent to the incorporation by reference therein of our report dated November 13, 1998, with respect to the financial statements and financial highlights of the FundManager Portfolios in this Form N-1A.

                                                            /s/Ernst & Young LLP
                                                               ERNST & YOUNG LLP
Boston, Massachusetts
January 8, 1998